Exhibit 99.01

ILCA

International Liver Cancer Association

Abstract P-125

Clinical Activity and Efficacy of G-202, a Thapsigargin-Based Prostate-Specific Membrane Antigen (PSMA)-Activated Prodrug, in Patients with Progressive Hepatocellular Cancer

Devalingham Mahalingam,[1] John Nemunaitis,[2] John Sarantopoulos,[1] Victoria Allgood,[3] Michael Kurman,[3] Luis Campos[4]

[1] University of Texas Health Science Center at San Antonio, San Antonio, TX
[2] Mary Crowley Cancer Research Center, Dallas, TX
[3] GenSpera, Inc., San Antonio, TX
[4] Oncology Consultants Research, Houston, TX

5-7 September 2014 - Kyoto, Japan

Background • Thapsigargin induces apoptosis through disruption of calcium homeostasis. • G - 202 is a thapsigargin - based prodrug whose cytotoxic activity is blocked by a masking peptide that is cleaved by PSMA, a membrane - bound protease expressed in prostate cancer cells and the endothelium of tumor vasculature but not in most other tissues or the vasculature of normal tissue. • In a Phase I study of G - 202 in patients with advanced solid tumors, prolonged disease stabilization was observed in the subset of patients with advanced hepatocellular carcinoma (HCC) and prompted development of a Phase II study to further evaluate activity of G - 202 in this patient population. • To date, 23 patients with advanced HCC have been treated with G - 202 in the Phase I and Phase II studies.

Clinical Trials of G - 202 in HCC Phase I First - in Human Study • Multi - center, dose escalation, 3+3 design • Advanced solid tumors • One - hour intravenous infusion in saline on Days 1, 2 and 3 of 28 - day cycle • Protocol - defined MTD not reached; 66.8 mg/m 2 established as MTD with 40 mg/m 2 on Day 1 to avoid infusion - related reactions • 44 patients treated, including 5 with HCC at 40/66.8/66.8 mg/m 2 • Prolonged disease stabilization in HCC (9 - 12 months) observed in 2 of 5 patients Phase II Study in HCC after Progression on Sorafenib • 18 patients enrolled • 40 mg/m 2 on Days 1, 2 and 3 accepted for this patient population • 3 patients continue on study; study remains open to enrollment

Patient Demographics

Safety Observations * Current results; patients continue on study and study is open to enrollment Related SAEs of any Grade Prevalence creatinine increased/acute renal failure/acute kidney injury** 3 pts (13%) congestive heart failure 1 pt (4%) pyrexia 1 pt (4%)

Clinical Activity * Current results; patients continue on study and study is open to enrollment * Current results; patients continue on study and study is open to enrollment

Time on Treatment 28 - Day Cycles 1 2 3 4 5 6 7 8 9 10 11 12 Phase Ib 1 2 3 4 5 ( 22 months – compassionate use) Phase II 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 patient continues treatment

G - 202 Effects on Blood Flow in HCC Baseline After Cycle 2 K trans (min - 1 ) = 0.757 K trans (min - 1 ) = 0.1366

Clinical Observations • G - 202 administration results in disease control rate (CR + PR + SD) at two months of 80% • One patient with vertebral metastases has significant reduction in bone pain • 50% of patients with Stable Disease for ≥ 4 months • Long - term disease stabilization (≥ 12 months) in 2 patients (10%) • Frequently, target lesions remain stable with Progressive Disease assessment based on detection of new lesion

Conclusions • G - 202 administered intravenously for 3 consecutive days of a 28 - day cycle is generally well - tolerated in patients with advanced disease • G - 202 as a single agent promotes disease stabilization in patients with advanced HCC who have progressed on sorafenib • HCC lesions are typically highly vascularized and G - 202 appears to effect tumor vasculature, with decrease in blood flow metrics • Evaluation of G - 202 in a combination regimen is warranted in patients with HCC.